Exhibit 3.2

                   STATE OF SOUTH CAROLINA SECRETARY OF STATE
                              ARTICLES OF AMENDMENT



      Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment:

1.    The name of the Corporation is Carolina First Corporation.

2. On May 23, 1997 the Corporation adopted the following amendment to its Articles of Incorporation:

      The Articles of Incorporation are hereby amended to increase the authorized Common Stock of the Corporation from twenty million (20,000,000) to one hundred million (100,000,000) shares.

3. The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: Not Applicable

4.    Complete either a or b, whichever is applicable.

      a. [ X ]  The Amendment set forth above was adopted by shareholder action.


                      Number of           Number of             Number of Votes       Number of Undisputed*
Voting                Outstanding         Votes Entitled        Represented at            Shares Voted
Group                 Shares              to be Cast            the Meeting           For          Against
Common Stock          11,355,445          11,355,445            9,720,145             8,480,123    1,220,905


       b. [ ] The Amendment was duly adopted by the incorporators or board of directors without shareholder approval pursuant to ss.33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina
                          Code as amended, and shareholder action was not required.


5. The effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State.


Date: June 1, 1997.                   CAROLINA FIRST CORPORATION


                                      By:       /s/ William S. Hummers III
                                                William S. Hummers III
                                                Executive Vice President


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